UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 23, 2018

NABORS INDUSTRIES LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-32657	98-0363970
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Crown House 4 Par-la-Ville Road Second Floor Hamilton, HM08 Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

(441) 292-1510

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on January 16, 2018 Nabors Industries, Inc. (“NII”), a wholly owned subsidiary of Nabors Industries Ltd. (“NIL”), and NIL entered into a purchase agreement under which NII agreed to sell $800,000,000 aggregate principal amount of its 5.75% Senior Notes due 2025 (the “Notes”) to Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc., Mizuho Securities USA LLC, MUFG Securities Americas Inc., PNC Capital Markets LLC, BBVA Securities Inc., SMBC Nikko Securities America, Inc., ANZ Securities, Inc., and Intrepid Partners, LLC (collectively, the “Initial Purchasers”). The Notes are fully and unconditionally guaranteed by NIL. The closing of the sale of the Notes occurred on January 23, 2018. NII received net proceeds, after deducting estimated offering commissions and estimated net expenses, of approximately $788,600,000. Nabors intends to use the net proceeds from this offering to repay indebtedness of Nabors and its subsidiaries, including all of NII’s outstanding 6.15% senior notes due February 2018. Nabors intends to initially use the net proceeds from this offering to prepay amounts currently outstanding under NII’s unsecured revolving credit facility and subsequently draw on the unsecured revolving credit facility to pay NII’s outstanding 6.15% senior notes due February 2018 at maturity.  The revolving credit facility matures in 2020 and the weighted average interest rate on borrowing under the revolving credit facility was 2.59% as of September 30, 2017.

NII sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Initial Purchasers then sold the Notes to (i) qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A and (ii) pursuant to Regulation S under the Securities Act. NII relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.

The Notes are governed by an indenture, dated as of January 23, 2018 (the “Indenture”), among NII, as issuer, NIL, as guarantor, Wilmington Trust, National Association, as trustee and Citibank, N.A., as securities administrator.

The Notes will bear interest at a rate of 5.75% per year payable semi-annually in arrears in cash on February 1 and August 1, beginning on August 1, 2018. The Notes will mature on February 1, 2025.

The Indenture includes covenants customary for transactions of this type that, subject to significant exceptions, limit the ability of NIL and its subsidiaries to, among other things, incur certain liens or enter into sale and leaseback transactions. In the event of a Change of Control Triggering Event (as defined in the Indenture) with respect to the Notes, the holders of the Notes may require NII to purchase all or a portion of their Notes at a purchase price equal to 101% of the principal amount of the Notes so purchased, plus accrued and unpaid interest, if any. The Notes are redeemable in whole or in part at any time at the option of NII at the redemption prices specified in the Indenture, plus accrued and unpaid interest.

The Notes will rank equal in right of payment to all of NII’s other existing and future senior unsubordinated indebtedness. The Notes will rank senior in right of payment to all of NII’s existing and future senior subordinated and subordinated indebtedness. NIL’s guarantee of the Notes will be unsecured and will rank equal in right of payment to all of NIL’s unsecured and unsubordinated indebtedness from time to time outstanding.

A copy of the Indenture is included in this Form 8-K as Exhibit 4.1 and incorporated herein by reference. The summary description of the Indenture in this report is qualified in its entirety by reference to Exhibit 4.1.

On January 23, 2018, NII, NIL, and Goldman Sachs & Co. LLC, as a representative of the Initial Purchasers, entered into a registration rights agreement for the Notes (the “Registration Rights Agreement”), which requires NII and NIL to file a registration statement with the Securities and Exchange Commission to register an offer to exchange the Notes for registered notes of the same series with substantially identical terms (other than restrictions on transfer and provisions for additional interest) by November 19, 2018.

A copy of the Registration Rights Agreement is included in this Form 8-K as Exhibit 4.2 and incorporated herein by reference. The summary description of the Registration Rights Agreement in this report is qualified in its entirety by reference to Exhibit 4.2.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above regarding the issuance of the Notes is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1

Indenture, dated as of January 23, 2018 by and among Nabors Industries, Inc., Nabors Industries Ltd., as Guarantor, Citibank, N.A., as securities administrator and Wilmington Trust, National Association, as trustee.

4.2

Registration Rights Agreement relating to the Notes, dated as of January 23, 2018 by and among Nabors Industries, Inc., as Issuer, Nabors Industries Ltd., as Guarantor and Goldman Sachs & Co. LLC, as a Representative of the several initial purchasers named on Schedule A thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABORS INDUSTRIES LTD.

Date: January 23, 2018	By:	/s/Mark D. Andrews
		Name:	Mark D. Andrews
		Title:	Corporate Secretary